Exhibit 5.4

CONSENT OF STIKEMAN ELLIOTT LLP

We hereby consent to the references to our legal opinions under “Certain Canadian Federal Income Tax Considerations” and “Eligibility for Investment” in the Registration Statement on Form F-10 of Fortuna Silver Mines Inc. In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations thereunder.

Vancouver, Canada January 23, 2017	STIKEMAN ELLIOTT LLP

	By:	/s/ Quentin Markin
Name: Quentin Markin Title: Partner